Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Anfield Capital Diversified Alternatives ETF, a series of the Two Roads Shared Trust, of our report dated June 29, 2021, relating to our audit of the financial statements and financial highlights, which appear in the April 30, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Fund Service Providers”, “Financial Highlights,” "Independent Registered Public Accounting Firm", “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 26, 2021